Exhibit 10.2

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (this “Agreement”) is made as of the 31st day of October, 2014, by and between PUBLIC SERVICE CREDIT UNION, a Colorado nonprofit corporation (“Landlord”), ZYNEX MEDICAL, INC., a Colorado corporation (“Tenant”), and ZYNEX, INC., a Nevada corporation “Guarantor”).

RECITALS:

A. Landlord and Tenant entered into that certain Office Lease dated May 1, 2013, as amended by that certain First Amendment to Office Lease dated January 2, 2014, (collectively, the “Lease”), for the real property described as follows: 9990 Park Meadows Drive, Lone Tree, CO 80124, as more fully described in the Lease (the “Leased Property”).

B. The undersigned Guarantor executed and delivered to Landlord an Absolute Unconditional Lease Guaranty dated May 1, 2013 guaranteeing Tenant’s full and faithful performance of the Lease.

C. Tenant and Landlord now wish to enter into this Agreement to provide for the surrender by Tenant of the Leased Property and termination of the Lease, the transfer of all interests of Tenant in and to the improvements located on the Leased Property to Landlord, and the transfer of all interests of Tenant in and to all of the furniture presently located in the Leased Property, except the furniture listed on Exhibit 1 hereto (collectively, the “Property”), pursuant to the terms, conditions and provisions set forth below.

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Any capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Lease.

2.    Deferred Rent. Tenant requested rent relief from Landlord upon Tenant surrendering possession of a portion of the Leased Premises, which rent relief Landlord is willing to accommodate in accordance with the terms and conditions of this Agreement. Landlord agrees that from an after September 1, 2014 through and including December 31, 2014, in lieu of timely payment by Tenant of the Base Rent and Additional Rent (as those terms are defined in the Lease) and Tenant may pay to Landlord the sum of $43,000 on the first day of each calendar month commencing September 1, 2014 through and including December 1, 2014, with Landlord agreeing to defer its demand for timely payment of the balance of the Base Rent and Additional Rent accruing during that period for so long as Tenant timely and fully performs all covenants, conditions and agreements herein. Upon Tenant timely and full performance of all covenants, conditions and agreements herein; upon Tenant otherwise timely and fully performing its obligations under the Lease, including payment of the deferred rent as provided for herein; upon Landlord and Tenant timely entering into a mutually acceptable, new lease as provided for in Section 10 below; upon Tenant vacating the Lease Premises on or before December 31, 2014 and delivering the same to Landlord in the condition as provided for in the Lease; and, upon Tenant timely and fully performing the covenants, agreements and other terms of the New Lease, Landlord shall forgive in full and discharge Tenant and Guarantor of any obligation to pay the Base Rent and Additional rent deferred hereunder.

3.    Termination. Landlord and Tenant agree that, subject to the satisfaction of contingencies in Section 10 below and Tenant not otherwise being in breach of the Lease or this Agreement as of the Termination Date, the Lease shall be terminated effective as of 12:00 midnight December 31, 2014 (“the Termination Date”).

From and after the termination on the Termination Date, the Lease, including all licenses, options and other rights granted therein, will be of no further force and effect, and Landlord and Tenant will be released from any further obligations under the Lease, except for those obligations that accrued prior to the Termination Date (including, without limitation, payment of the Base Rent and Additional Rent deferred hereunder but subject to the same being forgiven and discharged per the terms of this Agreement) and those obligations and indemnifications that survive termination according to the Lease, this Agreement, or by law, as such matters relate to the period of time during which Tenant was the tenant under the Lease.

4.    Surrender.

(a)   Upon termination of the Lease as provided for herein, Tenant will surrender possession of the Leased Property to Landlord pursuant to the terms of the Lease, except that Tenant will not remove from any the Leased Property any furniture from the Leased Property other than that listed on Exhibit 1 hereto. From and after the Termination Date, or upon earlier termination as provided for in the Lease, Tenant will have no further right to occupy the Leased Property, except to the extent that a portion of the same is a portion of the demised premises under the New Lease, as defined below.

(b)   From and after the Termination Date, ownership of the furniture in the Leased Premises as of the date of this Agreement, other than the furniture on Exhibit 1(“the Furniture”), will automatically be vested in Landlord, and this Agreement will be considered a bill of sale conveying all interest of Tenant and all interest of Guarantor, as their respective interests appear, the Furniture to Landlord; provided, however, Tenant and/or Guarantor, as either are requested by Landlord will execute any reasonable documents necessary to transfer the Furniture to Landlord, at Landlord’s request and in Landlord’s sole discretion, on or after the Termination Date.

5.    Default. Time is of the essence with respect to the payment obligations of Tenant in Section 2, above, and the other obligations of Tenant under this Agreement and the Lease. If Tenant fails to perform any such obligations, at Landlord’s election, the Lease will not terminate pursuant to this Agreement and Landlord may declare an incurable event of default of the Lease and pursue its remedies in Section 10 of the Lease, at equity, or at law, none being to the exclusion of the other.

6.    Release. Effective only upon the termination of the Lease as provided for herein and as of the Termination Date, Tenant releases and discharges Landlord and its partners, affiliates, subsidiaries, directors, officers, successors and assigns, agents, employees and representatives from any and all obligations, claims, actions, liability, of every kind or character, known or unknown, by reason of, growing out of, arising out of or existing with respect to the Lease or Tenant’s use and occupancy of the Leased Property thereunder or the termination and surrender of the Lease and surrender of the Leased Property, prior to and including the Termination Date; provided, however, this release does not include and does not release and discharge Landlord of and from (i) the obligations of Landlord set forth in this Agreement, and (ii) obligations of Landlord set forth in the Lease and/or this Agreement which expressly survive termination of the Lease, subject to the terms of this Agreement.

Effective only upon the termination of the Lease as provided for herein and as of the Termination Date, and subject to the satisfaction of contingencies in Section 10 below and Tenant not otherwise being in breach of the Lease or this Agreement as of the Termination Date, to the extent permitted by applicable law, Landlord releases and discharges Tenant, the undersigned Guarantor, and their respective partners, affiliates, subsidiaries, directors, officers, successors and assigns, agents, employees and representatives (collectively, the “Releasees”) from any and all obligations, claims, actions, liability, of every kind or character, known or unknown, by reason of, growing out of, arising out of or existing with respect to the Lease or Tenant’s use and occupancy of the Leased Property thereunder or the termination and surrender of the Lease and surrender of the Leased Property, prior to and including the Termination Date; provided, however, this release does not include and does not release and discharge the Releasees of and from: (i) the obligations of Tenant set forth in this Agreement; (ii) the obligation to pay the deferred Base Rent and Additional Rent and other charges under the Lease except upon the event that the same are forgiven and discharged as provided for in this Agreement; and (iii) obligations of Tenant set forth in the Lease and/or this Agreement which accrued prior to the Termination Date or which expressly survive termination of the Lease, subject to the terms of this Agreement.

7.    Indemnification. The obligations set forth in the Lease that by their terms survive the Lease will survive termination pursuant this Agreement, including without limitation all indemnifications of Landlord by Tenant (the “Surviving Lease Obligations”). Further, Tenant agrees to indemnify Landlord and to hold Landlord harmless from and against all injury, loss, claims, liability, damage, cost and expense (including attorneys’ fees, investigation costs and disbursements from the first notice that any claim or demand is to be made or may be made) to any person or property, arising from, relating to, or in connection with: (i) the use or occupancy of the Leased Property or the conduct or operation of business on the Leased Property by Tenant, (ii) any breach by Tenant of this Agreement, and (iii) the enforcement of this indemnity or this Agreement. The indemnity set forth in this Section 7 is in addition to the Surviving Lease Obligations.

8.    Representations by Tenant. Tenant represents and warrants that (a) it has not made any assignment, sublease, transfer, conveyance or other disposition of (i) the Lease or its interest in the Lease, other than the Subleases, or (ii) any claim, demand, obligation, liability, action or cause of action arising under the terms of the Lease, to any person or entity, (b) the execution and delivery of this Agreement will not violate and will not constitute a default under any agreements by which Tenant is bound, and (c) Tenant has full authority to execute and deliver this Agreement.

Tenant and Guarantor represent and warrant that, at the date hereof: (i) Either Tenant or Guarantor has title to each item of Property; (ii) Tenant or Guarantor has good right, full power and lawful authority to convey, transfer and assign all its rights, title and interest in and to each item of Property; (iii) that there are no leases of any portion of the Property, and (iv) that no party other than Tenant or Guarantory has any claim, lien, encumbrance or interest of any nature in and to any item of Property, except to the extent that Triumph Community Bank dba Triumph Healthcare Finance may claim a security interest in some or all of the Property (“the Triumph Lien”).

9.    Representation by Landlord. Landlord represents and warrants that Landlord has full authority to execute and deliver this Agreement.

10.   Contingencies. Notwithstanding the foregoing, this Agreement is contingent upon, on or before October 31, 2014, Landlord and Tenant entering into a new lease of leasehold premises to be occupied by Tenant upon terms mutually agreeable to Landlord and Tenant and including the following general terms (the “New Lease”):

a.   Square footage: 22,000.

b.   Location: Portions of the first floors of the buildings commonly known as Park Meadows Corporate Center Ill, located at 10000 Park Meadows Drive, Lone Tree, Colorado 80124 (“Building III”) and Park Meadows Corporate Center IV, located at 9990 Park Meadows Drive, Lone Tree, Colorado 80124 (“Building IV”).

c.   Lease Rate: $26.50 per square foot, gross except tenant supplies its own janitorial.

d.   Lease Term: 2 years, subject to Landlord and Tenant three (3) month prior notice termination.

e.   Guarantors: same as Lease

f.   TI: new flooring per Exhibit C to the proposed lease draft and paint in Building III area.

If Landlord and Tenant do not mutually agree upon the terms of and execute and deliver a New Lease on or before October 31, 2014 for any reason whatsoever, this Agreement shall be null and void and the Lease and the Guarantor’s Absolute Unconditional Lease Guaranty shall continue in full force and effect.

In addition to the foregoing contingencies a.-f. in this Section 10, the continuing effectiveness of this Agreement is conditioned upon Tenant delivering to Landlord not later than November 30, 2014 evidence, reasonably satisfactory to Landlord, of the release of the Property from the Triumph Lien. In the event Tenant fails to timely and fully satisfy this condition, this Agreement shall terminate, be null and void, and Tenant shall be obligated to immediately pay to Landlord all rent deferred under this Agreement through and including November 30, 2014 and shall pay, commencing December 1, 2014, the full amount of rent provided for under the Lease without regard to this Agreement.

11.   Writ of Restitution. If Tenant does not vacate and surrender the Leased Premises on December 31, 2014 per the terms of this Agreement, Tenant hereby confesses judgment for the issuance by any court of competent jurisdiction, and on an ex parte basis upon affidavit of Landlord that Tenant has failed to vacate and surrender the Premises as required herein, of a writ of restitution to immediately restore possession of the Leased Property to Landlord and waives all right to any prior notice or right to cure.

12.   Miscellaneous.

a.

This Agreement constitutes the entire understanding and agreement of Landlord and Tenant with respect to the matters covered by it and supersedes all prior agreements and understandings, written or oral, between Landlord and Tenant with respect to such matters.

b.

This Agreement may not be modified or amended, except in a writing signed by the parties hereto, nor may any term or provision hereof be waived or discharged except in a writing signed by the party against whom the waiver or discharge is sought to be enforced.

c.

The waiver by any party of any breach by another party of any provision of this Agreement will not constitute or operate as a waiver of any other breach of such provision or of any other provision by such party, nor will any failure to enforce any provision operate as a waiver of such provision or any other provision.

d.	This Agreement will be construed in accordance with, and be governed by, the law of the State of Colorado.
e.	In the event of litigation arising out of this Agreement, the prevailing party will be entitled to an award of reasonable attorneys’ fees and costs incurred in such litigation.
f.

This Agreement may be executed in counterparts, in which case all such counterparts will constitute one and the same agreement; however, this Agreement will not become binding upon any party unless and until executed (whether or not in counterpart) by all the parties. Telecopy or facsimile signatures by the parties will be regarded as valid and binding signatures of the parties.

g.	This Agreement will benefit and be binding upon the parties to it and their respective heirs, representatives, successors and assigns.

This Agreement is executed as of the date first set forth above.

EXHIBIT 1

(Excluded Furniture)

a.   30 cubicles and two refrigerators/ice makers presently located on the 2nd floor of the Leased Premises;

b.   8 office desks presently located on the 2nd or 3rd floors of the Leased Premises;

c.   Furniture presently located in Tenant’s CEO’s office; and,

d.   Furniture and cubicles presently located on the first floor.